FOR:	International Speedway Corporation
CONTACT:	Investor Relations (386) 681-6516

INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL
RESULTS FOR THE FOURTH QUARTER AND FULL-YEAR OF FISCAL 2015

~2015 Exceeds Expectations~

~Provides 2016 Full-Year Financial Guidance~

DAYTONA BEACH, Fla. - January 26, 2016 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported financial results for its fiscal fourth quarter and full-year ended November 30, 2015.
“2015 was an exceptional year for ISC, with financial results exceeding expectations and growth in all areas of our core business,” stated Lesa France Kennedy, ISC Chief Executive Officer. “In its second year of the new Chase format, NASCAR again provided thrilling competition culminating at Homestead-Miami Speedway in front of a sold-out crowd that bid an emotional farewell to Jeff Gordon in his final season and cheered Kyle Busch to victory lane for his first NASCAR Sprint Cup Championship.”
Ms. France Kennedy continued, “2016 will mark a significant milestone for ISC and Daytona International Speedway with the opening of DAYTONA Rising. After 31 months of construction, the new stadium will be fully operational, elevating the experience for all guests with improved amenities throughout the facility. Fan response has been overwhelmingly positive. Grandstand seats are nearly sold-out for the DAYTONA 500 and we are experiencing unprecedented success with corporate sales and partner activation.”
“Across our business, we expect to see continued growth in 2016 from attendance related and corporate revenues as a result of our capacity management and guest experience initiatives. Our non-motorsports activities will complement growth from our core business, including recently announced music festivals at Daytona and Talladega, as well as continued growth from our investment in the Hollywood Casino at Kansas Speedway.”
"We continue progress on ONE DAYTONA, our mixed use real estate development across from Daytona International Speedway. The conceptual design of the project has been refined to include three components; retail, dining and entertainment; hotels; and, residential. We are targeting spring 2016 for commencement of vertical construction. We expect our investment in phase one of the project to meet or exceed our cost of capital."

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Fourth Quarter Comparison
Total revenues for the fourth quarter ended November 30, 2015 were approximately $219.3 million, compared to revenues of approximately $199.8 million in the fourth quarter of fiscal 2014. Operating income was approximately $51.9 million during the period compared to approximately $39.8 million in the fourth quarter of fiscal 2014. Quarter-over-quarter comparability was impacted by:

•	The NASCAR Sprint Cup and Xfinity Series events held at Darlington Raceway in the second quarter of fiscal 2014 were held in the fourth quarter of fiscal 2015.

•
On January 31, 2014, SMI abandoned its interest and rights in our 50/50 partnership Motorsports Authentics, LLC ("MA"), consequently bringing our ownership of MA to 100.0 percent. MA's operations are included in our consolidated operations subsequent to the date of SMI's abandonment. Prior to January 31, 2014, MA was accounted for as an equity investment in our financial statements. As a result of SMI's abandonment of their interest in MA, during the fourth quarter of fiscal 2014, we recognized tax benefits relating to MA of approximately $0.2 million, or less than $0.01 earnings per share. In addition, we recognized an impairment of a long-lived intangible asset, related to MA, of approximately $0.6 million, or $0.01 per diluted share, in the fourth quarter of fiscal 2014. There was no comparable event in the same period of fiscal 2015.

•
During the fourth quarter of fiscal 2014, we received a favorable settlement relating to a legal judgment of litigation involving certain ancillary operations of approximately $0.6 million, or $0.01 per diluted share. There was no comparable item in the same period of fiscal 2015.

•
During the fourth quarter of fiscal 2015, we recognized approximately $1.9 million in commissions related to merchandise sales, primarily related to Fanatics. This compares to the fourth quarter of fiscal 2014, where we recognized revenue and expense related to merchandise operations of approximately $11.6 million and $10.0 million, respectively, which included direct sales of trackside merchandise.

•
During the fourth quarter of fiscal 2015, we recognized approximately $0.3 million, or less than $0.01 per diluted share, in marketing and consulting costs, that are included in general and administrative expense, related to DAYTONA Rising. During the fourth quarter of fiscal 2014, we recognized approximately $0.2 million, or less than $0.01 per diluted share, of similar costs.

•
During the fourth quarter of fiscal 2015, we recognized accelerated depreciation of $0.1 million, or less than $0.01 per diluted share, due to shortening the service lives of certain assets associated with DAYTONA Rising. During the fourth quarter of fiscal 2014, we recognized approximately $2.4 million, or $0.03 per diluted share, due to shortening the service lives of certain assets associated with DAYTONA Rising and capacity management initiatives.

•
During the fourth quarter of fiscal 2015, we recognized charges of approximately $4.4 million, or $0.06 per diluted share, for losses associated with asset retirements including the removal of assets not

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fully depreciated in connection with DAYTONA Rising. Included in these losses were approximately $3.3 million of expenditures related to demolition and/or asset relocation costs, the remaining charges were non-cash. In the fourth quarter of fiscal 2014, we recognized approximately $2.8 million, or $0.03 per diluted share, of similar charges, of which approximately $0.8 million of expenditures related to demolition and/or asset relocation costs, the remaining charges were non-cash, which included an impairment of a long-lived intangible asset related to MA, discussed above.

•
During the fourth quarter of fiscal 2014, we received a settlement of interest income related to a long term receivable of $1.8 million, or $0.02 per diluted share. There was no comparable item in the same period of fiscal 2015.

•
During the fourth quarter of fiscal 2015, we capitalized approximately $1.0 million, or $0.01 per diluted share, of interest related to DAYTONA Rising. During the fourth quarter of fiscal 2014, we recognized $2.7 million or $0.03 per diluted share, of similar capitalized interest.

Net income for the fourth quarter was approximately $32.3 million, or $0.69 per diluted share, compared to net income of approximately $25.8 million, or $0.55 per diluted share, in the prior year period. Excluding a legal settlement, marketing and consulting costs incurred associated with DAYTONA Rising, accelerated depreciation, impairment of MA long-lived intangible asset, losses associated with the retirements of certain other long-lived assets, settlement of interest income related to a long-term receivable, DAYTONA Rising project capitalized interest and a de minimis net gain on sale of certain assets, non-GAAP (defined below) net income for the fourth quarter of 2015 was $34.4 million, or $0.74 per diluted share. Non-GAAP net income for the fourth quarter of fiscal 2014 was $26.1 million, or $0.56 per diluted share.
Full-Year Comparison
For the year ended November 30, 2015, total revenues were $645.4 million, compared to $651.9 million in 2014. Operating income for the full-year period was $85.6 million compared to $93.4 million in the prior year.
Year-over-year comparability was impacted by:

•
In the third quarter of fiscal 2015, we hosted the Phish Magnaball music festival at Watkins Glen International, for which there was no comparable event in the prior year. Also in the third quarter of fiscal 2015, we hosted the third annual Faster Horses music festival at Michigan International Speedway.

•
During fiscal 2014, we received a favorable settlement relating to a legal judgment of litigation involving certain ancillary operations of approximately $0.6 million, or $0.01 per diluted share. There was no comparable activity during fiscal 2015.

•
On January 31, 2014, SMI abandoned its interest and rights in our 50/50 partnership Motorsports Authentics, LLC ("MA"), consequently bringing our ownership of MA to 100.0 percent. MA's operations are included in our consolidated operations subsequent to the date of SMI's abandonment. Prior to January 31, 2014, MA was accounted for as an equity investment in our financial statements.

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As a result of SMI's abandonment of their interest in MA, we recorded other income of approximately $5.4 million representing the fair value of MA, over the carrying value, as of January 31, 2014. In addition we recognized tax benefits relating to MA of approximately $4.0 million for fiscal 2014. There was no comparable event in the same period of fiscal 2015.

•	For fiscal 2015, we recognized revenue and expense related to merchandise operations of approximately $16.5 million and $12.3 million, respectively, including the following:

◦	$5.1 million of commission from third party merchandise sales, predominately from Fanatics,

◦	non-recurring transactions of approximately $10.4 million, which includes approximately $6.4 million for inventory sold to Fanatics and $4.0 million of wholesale transactions by MA, and

◦
approximately $12.3 million in expense including product costs associated with the non-recurring transactions, non-recurring costs related to the transition of trackside merchandise operations to Fanatics, as well as partial period operating expenses incurred prior to the transition of Americrown and MA merchandise operations, for which there was no related revenue.

This compares to fiscal 2014, where we recognized revenue and expense related to merchandise operations of approximately $44.1 million and $35.5 million, respectively, which included direct sales of trackside merchandise and excluded the partial period pre-consolidation operation of Motorsports Authentics prior to SMI’s abandonment of its MA interest.

•
In fiscal 2015, we recognized approximately $1.4 million, or $0.02 per diluted share, in marketing and consulting costs that are included in general and administrative expense related to DAYTONA Rising. During fiscal 2014, we recognized approximately $1.1 million, or $0.02 per diluted share, of similar costs.

•
During fiscal 2015, we recognized approximately $6.8 million, or $0.09 per diluted share, of accelerated depreciation that was recorded due to the shortening the service lives of certain assets associated with DAYTONA Rising and other projects. During fiscal 2014, we recognized approximately $11.1 million, or $0.14 per diluted share, of accelerated depreciation that was recorded due to the shortening the service lives of certain assets associated with DAYTONA Rising and capacity management initiatives.

•
In fiscal 2015, we recognized charges of approximately $16.0 million, or $0.21 per diluted share, of losses associated with asset retirements primarily attributable to demolition and/or asset relocation costs in connection with DAYTONA Rising, capacity management initiatives and other capital projects. Included in these losses were approximately $12.5 million of expenditures related to demolition and/or asset relocation costs, the remaining charges were non-cash charges. During fiscal 2014, we recognized approximately $10.1 million, or $0.12 per diluted share, of similar charges, of which approximately $7.5 million of expenditures related to demolition and/or asset relocation costs, the remaining charges

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were non-cash, which included an impairment of a long-lived intangible asset related to MA, discussed above.

•
In fiscal 2014, we received a settlement of interest income related to a long term receivable of $1.8 million, or $0.02 per diluted share. There was no comparable item in the same period of fiscal 2015.

•
In fiscal 2015, we recognized approximately $6.0 million, or $0.08 per diluted share, in capitalized interest related to DAYTONA Rising. During fiscal 2014, we recognized approximately $7.2 million, or $0.09 per diluted share, of similar capitalized interest.

•
During fiscal 2015, we recognized approximately $14.1 million of income from equity investments associated with our Hollywood Casino at Kansas Speedway. During fiscal 2014, we recognized income of approximately $8.9 million from this equity investment.

Net income for the year-ended November 30, 2015, was $56.6 million, or $1.21 per diluted share, compared to a net income of $67.4 million, or $1.45 per diluted share in 2014. Excluding adjustments for a legal settlement marketing and consulting costs incurred associated with DAYTONA Rising, accelerated depreciation, impairment of MA long-lived intangible asset, losses associated with the retirements of certain other long-lived assets, settlement of interest income related to a long-term receivable, DAYTONA Rising project capitalized interest and a net gain on sale of certain assets, non-GAAP (defined below) net income for fiscal 2015, was $67.3 million, or $1.44 per diluted share. This is compared to non-GAAP net income for fiscal 2014 of $65.9 million, or $1.42 per diluted share.
GAAP to Non-GAAP Reconciliation
The following financial information is presented below using other than U.S. generally accepted accounting principles ("non-GAAP"), and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.
We believe such non-GAAP information is useful and meaningful, and is used by investors to assess our core operations, which consist of the ongoing promotion of racing events at our major motorsports entertainment facilities. Such non-GAAP information identifies and separately displays and adjusts for items that are not considered to be reflective of our continuing core operations at our motorsports entertainment facilities. We believe that such non-GAAP information improves the comparability of the operating results and provides a better understanding of the performance of our core operations for the periods presented. We use this non-GAAP information to analyze the current performance and trends and make decisions regarding future ongoing operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered independent of or as a substitute for results prepared in accordance with GAAP. Management uses

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both GAAP and non-GAAP information in evaluating and operating the business and, as such, deemed it important to provide such information to investors.
The adjustments for 2014 relate to a legal settlement, marketing and consulting costs incurred associated with DAYTONA Rising, accelerated depreciation, losses associated with the retirements of certain other long-lived assets, impairment of MA long-lived intangible asset, settlement of interest income related to long-term receivable, DAYTONA Rising project capitalized interest, MA fair value adjustment and income tax benefits, and net loss on sale of certain assets.
The adjustments for 2015 relate to marketing and consulting costs incurred associated with DAYTONA Rising, accelerated depreciation, losses associated with the retirements of certain other long-lived assets, DAYTONA Rising project capitalized interest, and net gain on sale of certain assets.

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	Three Months Ended		Year Ended
	November 30, 2014	November 30, 2015	November 30, 2014	November 30, 2015
		(Unaudited)
	( In Thousands, Except Per Share Amounts )
Net income	$25,824	$32,282	$67,379	$56,634
Adjustments, net of tax:
Legal settlement	(386)	—	(386)	—
DAYTONA Rising project	144	180	672	847
Accelerated depreciation	1,480	(70)	6,758	4,153
Losses on retirements of long-lived assets	1,362	2,668	5,802	9,735
Impairment of MA's long lived intangible asset	605	—	605	—
Interest settlement on long-term receivable	(1,116)	—	(1,116)	—
DAYTONA Rising project capitalized interest	(1,650)	(601)	(4,387)	(3,652)
MA fair value adjustment and income tax benefits	(183)	—	(9,455)	—
Net (gain) loss on sale of certain assets	(2)	(66)	41	(444)
Non-GAAP net income	$26,078	$34,393	$65,913	$67,273
Per share data:
Diluted earnings per share	$0.55	$0.69	$1.45	$1.21
Adjustments, net of tax:
Legal settlement	(0.01)	—	(0.01)	—
DAYTONA Rising project	0.00	0.00	0.02	0.02
Accelerated depreciation	0.03	0.00	0.14	0.09
Losses on retirements of long-lived assets	0.03	0.06	0.12	0.21
Impairment of MA's long lived intangible asset	0.01	—	0.01	—
Interest settlement on long-term receivable	(0.02)	—	(0.02)	—
DAYTONA Rising project capitalized interest	(0.03)	(0.01)	(0.09)	(0.08)
MA fair value adjustment and income tax benefits	0.00	—	(0.20)	—
Net (gain) loss on sale of certain assets	0.00	0.00	0.00	(0.01)
Non-GAAP diluted earnings per share	$0.56	$0.74	$1.42	$1.44
From a marketing partnership perspective, we sold all of our 2015 NASCAR Sprint Cup and Xfinity series event entitlements and exceeded our gross marketing partnership revenue target for the year, up approximately 3.1 percent from 2014.  NASCAR is a powerful brand with a loyal fan base that we believe is aware of, appreciates and supports corporate participation to a greater extent than fans of any other sports property. The combination of brand power and fan loyalty provides an attractive platform for robust corporate partnerships. The number of FORTUNE 500 companies invested in NASCAR remains higher than any other sport. More than one-in-four FORTUNE 500 companies, and one-in-two FORTUNE 100 companies, use NASCAR as part of their marketing strategy and the trend is increasing. The number of FORTUNE 500 companies investing in NASCAR increased seven percent in 2015 versus prior year; and is a 20 percent improvement versus 2008.
For fiscal 2016, we have agreements in place for approximately 75.0 percent of our gross marketing partnership revenue target, which is projected to increase approximately 11.0 percent compared to 2015, primarily related to DAYTONA Rising.  We have one of our available 20 NASCAR Sprint Cup Series event entitlements

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either open or not announced and four of our fourteen NASCAR Xfinity Series event entitlements either open or not announced.  This is compared to last year at this time when we had approximately 74.0 percent of our gross marketing partnership revenue target sold and had entitlements for one NASCAR Sprint Cup and three NASCAR Xfinity entitlements either open or not announced.  With the vast majority of our event entitlements secured, we can focus more resources on official status categories, which will better position us to meet our gross marketing partnership revenue target for 2016.
External Growth, Financing-Related and Other Initiatives
Capital Allocation
We have established a long-term capital allocation plan to ensure we generate sufficient cash flow from operations to fund our working capital needs, capital expenditures at existing facilities, and return of capital through payments of an annual cash dividend and repurchase of our shares under our Stock Purchase Plan. In addition, we have used the proceeds from offerings of our Class A Common Stock, the net proceeds from the issuance of long-term debt, borrowings under our credit facilities and state and local mechanisms to fund acquisitions and development projects.
The current capital allocation plan contemplates the following:

•
Capital expenditures remaining under the existing $600.0 million capital expenditure plan adopted by our Board of Directors in June 2013, totals approximately $170.0 million for fiscal 2016 and 2017, consisting of remaining payments to contractors for the completion of DAYTONA Rising and certain planned capital projects at our remaining 12 motorsports facilities (see "Capital Spending".) This plan will be evaluated during 2016 and refined to include years subsequent to 2017 based on business requirements;

•
Additional capital expenditures related to phase I of the ONE DAYTONA project, should it proceed, will be approximately $120.0 million to $150.0 million in fiscal 2016 through 2017. Sources of funds will include, in addition to borrowings on our Credit Facility, the public incentives discussed below and land to be contributed to the project. Additional guidance will be provided as the project moves toward groundbreaking; and

•
Returning capital to shareholders is an important component of the overall capital allocation strategy. At this time, we are targeting a total payout of approximately $50.0 million in fiscal 2016 through a combination of dividends and share repurchases. This compares to approximately $10.2 million, $11.2 million and $12.1 million in 2013, 2014 and 2015, respectively. To facilitate our 2016 plan, during the upcoming open trading window we will request special committee of our Board of Directors to revise parameters under our Rule 10b-5 open market share repurchase program. The objective of the revised parameters is to buy back shares on an opportunistic, but consistent, basis in 2016. The open market program currently has $61.7 million remaining under the total $330.0 million authorization. We will review our return of capital programs and make adjustments, if necessary, on a quarterly basis.

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In addition to sources of working capital and available borrowings, our ability to execute our capital allocation plans are supported by the following:

•
Federal tax legislation passed in December 2015 provides for extension of 7-year depreciation for tax purposes on certain assets placed in service during fiscal 2015 through 2016, and bonus depreciation on capital expenditures placed in service 2015 through 2019. While the tax legislation does not impact our overall tax liability, it does impact the timing of the annual payment of cash taxes. Cash taxes paid for federal and state taxes in fiscal 2014 and 2015 were approximately $51.3 million and $45.0 million, respectively. As a result of this legislation, which was passed subsequent to our fiscal 2015 year-end, but retroactive for all assets placed in service during 2015, we currently estimate a net cash tax refund for fiscal 2016 between approximately $10.0 million to $15.0 million, primarily attributable to depreciation for assets placed in service related to DAYTONA Rising, and cash tax payments for fiscal 2017 between approximately $55.0 million to $60.0 million;

•	Anticipated receipt of final payment of approximately $66.4 million, plus interest, from the outstanding note related to the sale of our Staten Island property;
The aforementioned represents certain components of our capital allocation plan for 2016. This capital allocation plan is reviewed annually, or more frequently, if necessary, based on changes in business conditions.
Capital Spending
We compete for the consumers' discretionary dollar with many entertainment options such as concerts and other major sporting events, not just other motorsport events. To better meet our customers' expectations, we are committed to improving the guest experience at our facilities through on-going capital improvements that position us for long-term growth.
In June 2013, our board of directors endorsed a capital allocation plan for fiscal 2013 through fiscal 2017 to not exceed $600.0 million in capital expenditures over that period. The five-year capital expenditure plan encompasses all capital expenditures, excluding capitalized interest, for ISC's 13 major motorsports facilities, including approximately $400.0 million for DAYTONA Rising.
Capital expenditures for projects at existing facilities, including those related to DAYTONA Rising, were approximately $155.0 million for our 2015 fiscal year. In comparison, we spent approximately $183.9 million on capital expenditures for projects at our existing facilities in fiscal 2014. Remaining capital expenditures associated with the $600.0 million capital expenditure plan will total approximately $170.0 million for fiscal 2016 and 2017, of which approximately $67.2 million related to the timing of remaining construction payments associated with the completion of DAYTONA Rising in January 2016.
DAYTONA Rising: Reimagining an American Icon
DAYTONA Rising is the redevelopment of the frontstretch at Daytona International Speedway ("Daytona"), ISC's 56-year-old flagship motorsports facility, to enhance the event experience for our fans,

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marketing partners, broadcasters and the motorsports industry. The total cost for DAYTONA Rising is approximately $400.0 million, excluding capitalized interest, which has been funded from cash on hand and cash from our operations.
As part of DAYTONA Rising, we entered into a Design-Build Agreement with Barton Malow Company (“Barton Malow”), which obligates us to pay Barton Malow approximately $316.0 million for the completion of the work described in the Design-Build Agreement. The amount is a stipulated sum to be paid for the work, which may not change unless we request a change in the scope of work. The Design-Build Agreement contains certain provisions and representations usual and customary for agreements of this type, including, among others, provisions regarding liquidated damages to be assessed for work that is not completed according to the agreed upon schedule, provisions regarding payment schedules, and provisions regarding bonding and liability insurance policies applicable to the work. In addition, the Design-Build Agreement contains customary provisions regarding termination, review and inspection of the work, warranties and the use of subcontractors.
On January 12, 2016, we received our temporary certificate of occupancy which allows us to begin moving into the facility and fully prepare for the upcoming race season. The world’s first motorsports stadium will be ready for its debut later this month at the Rolex 24 At DAYTONA Weekend.
The vision for DAYTONA Rising places an emphasis on enhancing the complete fan experience, beginning with five expanded and redesigned fan entrances, or injectors. Each injector will lead directly to a series of escalators and elevators that will transport fans to any of three different concourse levels, each featuring spacious and strategically-placed social "neighborhoods" along the nearly mile-long frontstretch.
A total of 11 neighborhoods, each measuring the size of a football field, will enable fans to meet and socialize during events without missing any on-track action, thanks to dozens of strategically-placed video screens in every neighborhood. The central neighborhood, dubbed the "World Center of Racing," features open sight-lines enabling fans to catch all the on-track action while celebrating the history of Daytona International Speedway and its many unforgettable moments throughout more than 50 years of racing.
Every seat in Daytona's frontstretch has been replaced with wider, more comfortable seating that will provide pristine sight-lines. There are twice as many restrooms and three times as many concessions throughout the facility. During Budweiser Speedweeks 2015, fans experienced some of DAYTONA Rising’s new amenities including first-ever vertical transportation, approximately 40,000 new seats on the frontstretch near Turn 1, and new concessions and restrooms. For the 2015 Coke Zero 400 in July, we opened an additional 10,000 new seats and supporting amenities in Turn 4.
In addition to improving the overall fan experience, the corporate entertainment platform at Daytona will be completely transformed. Corporate hospitality will be moved into permanent structures inside the new stadium, providing premier facilities for entertaining throughout our events. Over 60 new trackside corporate suites will provide our premium guests with breathtaking views and first-class amenities befitting the “World Center of Racing.”

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Since commencement of construction, four Founding Partners have been announced:

•	Toyota;

•	Florida Hospital;

•	Chevrolet; and

•	Sunoco.
With each partnerships extending over 10 years, the Founding partners receive sponsorship rights for a dedicated injector, as well as approximately 20,000 square feet of innovative fan engagement space that will enhance the overall guest experience, and nearly 50,000 square feet of interior and exterior branding space.
In addition to the four Founding Partners, we have entered into many additional corporate partnerships including:

•
NextEra Energy Resources - includes the NASCAR Camping World Truck Series race entitlement, extends our renewable energy credit purchases designed to off-set the Speedway’s carbon footprint and, with the newly signed agreement with NextEra Energy and Florida Power & Light, adds three new on-site solar arrays;

•
Rolex - extends the iconic Rolex brand’s role as the title sponsor of the annual Rolex 24 At DAYTONA sports car race and Official Timepiece of Daytona International Speedway and receive naming rights for the new DAYTONA Rising frontstretch lounge and suite level as well as enhanced branding opportunities throughout the redeveloped Speedway;

•
Fifth Third Bank - will become the official bank of the “World Center of Racing” and will integrate its ATMs into the redeveloped Speedway beginning in 2016, provide Fifth Third Bank with fan engagement and corporate hospitality opportunities for entertaining guests at the Speedway, the ability to use certain marks and logos in Fifth Third Bank promotions, and serve as an official partner of the DAYTONA 500 and the Coke Zero 400 Powered By Coca-Cola;

•	BRP - title sponsor for the 150-mile qualifying races for the DAYTONA 500, Can-Am Duel At DAYTONA, which finalize the starting lineup for the DAYTONA 500; and

•
PowerShares QQQ - the multi-year partnership will serve as the title sponsor for the NASCAR XFINITY Series season opener at Daytona, a 120-lap, 300-mile race which will be known as the PowerShares QQQ 300.

We expect that by providing our fans with a better experience as well as an expansive platform for our marketing partners, including an elevated hospitality experience, DAYTONA Rising, upon completion in 2016, is expected to provide an immediate incremental lift in Daytona's revenues of approximately $20.0 million, and earnings before interest, taxes, depreciation and amortization ("EBITDA”) lift of approximately $15.0 million, approximately $2.1 million of which was recognized in fiscal 2015, with a mid-single-digit growth rate. We also

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currently anticipate the project to be accretive to our net income per share within three years of completion. While these forward-looking amounts are management’s projections and we believe they are reasonable, our actual results may vary from these estimates due to unanticipated changes in projected attendance, lower than expected ticket prices, and/or lower than forecasted corporate sponsorships. We do not know whether these expectations will ultimately prove correct and actual revenues and operating results may differ materially from these estimates.
Despite not anticipating the need for additional long-term debt to fund this project, accounting rules dictate that we capitalize a portion of the interest on existing outstanding debt during the construction period. Through November 30, 2015, we recorded approximately $14.0 million of capitalized interest associated with the DAYTONA Rising project since inception.
Total spending incurred, exclusive of capitalized interest, relating to DAYTONA Rising was approximately $120.1 million for fiscal 2015, and is approximately $332.8 million since the inception of the project. We have identified existing assets that are expected to be impacted by the redevelopment and that those assets required accelerated depreciation, certain removal costs and losses on asset retirements, over the approximate 31-month project time span. During fiscal 2015, we recognized accelerated depreciation, certain removal costs and losses on retirements of assets totaling approximately $17.4 million, with a total of approximately $45.4 million recognized since the inception of the project.
As a result of opening approximately half of the new stadium in fiscal 2015 for Speedweeks and the Coke Zero 400, our depreciation expense, related directly to DAYTONA Rising, increased incrementally by approximately $11.9 million, and is expected to increase an additional $15.0 million to $16.0 million in fiscal 2016. Our total depreciation expense beginning fiscal 2016 is estimated between approximately $100.0 million to $105.0 million annually, and then decreasing to approximately $90.0 million to $100.0 million beginning in fiscal 2019.
In June 2014, House Bill 7095 was signed in Florida creating the Florida Sports Development Program, establishing a process for distributing state tax revenue for the construction or improvement of professional sports facilities. The DAYTONA Rising project was among the eligible applicants to receive sales tax incentives based on the project’s capital investment and amount of sales tax generated by the facility. In 2014, we filed our application and received approval from the state's Department of Economic Opportunity. Allocation of funds for the approved applications was not considered during the 2015 session of the Florida Legislature.  We have re-submitted a detailed and thorough sports incentive application to the Florida Department of Economic Opportunity for consideration and will continue to pursue all options to ensure the successful outcome of this process.
ONE DAYTONA
Since June 2013, we have pursued development of ONE DAYTONA, the proposed premier mixed use and entertainment destination across from Daytona International Speedway.

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We have approved land use entitlements for ONE DAYTONA to allow for up to 1.4 million square feet of retail/dining/entertainment, 2,500 seats in a movie theater, 660 hotel rooms, 1,350 units of residential, 567,000 square feet of additional office space and 500,000 square feet of commercial/industrial space.
A Community Development District ("CDD") has been established for the purpose of installing and maintaining public infrastructure at ONE DAYTONA. The CDD is a local, special purpose government framework authorized by Chapter 190 of the Florida Statutes for managing and financing infrastructure to support community development.
The CDD has negotiated agreements with the City of Daytona Beach and Volusia County for a total of $40.0 million in incentives to finance a portion of the estimated $53.0 million in infrastructure required to move forward with the ONE DAYTONA project. We are currently proceeding with the leasing phase of the project while simultaneously completing the various necessary requirements for the CDD to access the incentives to start infrastructure work.
In March 2015, we announced Legacy Development, a leading national development group, as development consultant for ONE DAYTONA. Intensely focused on innovative destination retail and mixed-use projects, Legacy Development will work closely with ISC’s development resources on the project. The Legacy Development team is a natural fit for the project, having served as the developer for Legends Outlets Kansas City, a mixed-used retail destination across from our Kansas Speedway.
We have refined the conceptual design for the first phase of ONE DAYTONA. This first phase will be comprised of three components: retail, dining and entertainment (“RD&E”); hotels; and residential.
The RD&E component of phase one will be owned and operated 100.0 percent by us. The expected total square footage for the RD&E first phase is approximately 300,000 square feet. We estimate the total cost for developing phase one to be approximately $120.0 million to $150.0 million. Sources of funds will include, in addition to borrowings on our Credit Facility, the public incentives discussed above and land to be contributed to the project. Bass Pro Shops, America's most popular outdoor store, and Cobb Theatres, the highly respected Southeastern-based exhibitor, have executed leases to anchor ONE DAYTONA. We are in active discussions with other potential tenants for ONE DAYTONA and anticipate announcement of additional leases in the near future.
Shaner Hotels and Prime Hospitality Group ("PHG") have been selected as hotel partners. They have executed a franchise agreement with Marriott International for an exclusive 145-room full service Autograph Collection hotel at ONE DAYTONA. Shaner Hotels and Prime Hospitality have also decided to move forward with their option to build a limited service hotel within ONE DAYTONA. As part of the partnership agreement, our portion of equity will be limited to our land contribution and we will share in the profits from the joint venture.
Prime Group has been selected as the partner for ONE DAYTONA’s residential development. Following an extensive request for proposal process, ONE DAYTONA chose the Florida developer based on their command of market demographics, development experience and expert property management systems. Initial planning is already

International Speedway Corporation - 4Q and Full-Year Fiscal 2015 Financial Results I 13

underway for a 300-unit rental apartment community. Similar to the hotel partnership, our portion of equity will be limited to our land contribution and we will share in the profits from the joint venture.
Vertical construction is expected to commence in the spring of 2016. We expect our investment in phase one of ONE DAYTONA to meet or exceed our cost of capital. Any future phases will be subject to prudent business considerations.
Hollywood Casino at Kansas Speedway
Kansas Entertainment, LLC, (“Kansas Entertainment”) a 50/50 joint venture of Penn Hollywood Kansas, Inc. (“Penn”), a subsidiary of Penn National Gaming, Inc. and Kansas Speedway Development Corporation (“KSDC”), a wholly owned indirect subsidiary of ISC, operates the Hollywood-themed casino and branded destination entertainment facility, overlooking turn two at Kansas Speedway. Penn is the managing member of Kansas Entertainment and is responsible for the operations of the casino.
We have accounted for Kansas Entertainment as an equity investment in our financial statements as of November 30, 2015. Our 50.0 percent portion of Kansas Entertainment’s net income was approximately $8.9 million and $14.1 million for fiscal years 2014 and 2015, respectively, and is included in equity in net income from equity investments in our consolidated statements of operations.
We have received cash distributions from the casino totaling $32.1 million and $22.0 million for fiscal years 2015 and 2014, respectively. Included in cash distributions for fiscal 2015 was approximately $4.5 million related to a change from quarterly to monthly distributions. Subsequent to November 30, 2015, we received an additional $0.6 million distribution from Kansas Entertainment. For fiscal 2016, cash distributions from the casino joint venture will be approximately $27.0 million to $28.0 million.

Fiscal 2016 Financial Outlook
Fiscal 2016 will feature certain activities and business changes that will significantly impact the comparability to the prior year. These changes include:

•	Completion and grand opening of the DAYTONA Rising project;

•	Our, and the industry's, strategic change in the business model for merchandising officially licensed apparel and souvenirs; and

•	The NASCAR Xfinity series event at Chicagoland Speedway held in the third quarter of 2015 will not return in 2016.
As noted above, the DAYTONA Rising project will be fully operational in fiscal 2016, with a ceremonial ribbon cutting slated for Wednesday, January 27th, prior to the Rolex 24 at DAYTONA. The project will contribute approximately $20.0 million and $15.0 million in incremental revenue and EBITDA, respectively, approximately $2.1 million of which was recognized in fiscal 2015. We will also recognize incremental depreciation in fiscal 2016 of approximately $15.0 million to $16.0 million related to the completion of the project.

International Speedway Corporation - 4Q and Full-Year Fiscal 2015 Financial Results I 14

In fiscal 2015, we completed our transition of merchandising operations to Fanatics. In fiscal 2015, we recorded merchandise revenue and expense of $10.4 million and $11.0 million, respectively, and $1.3 million of general and administrative costs related to the transition. Comparable revenue and expense will not be recorded or incurred in fiscal 2016. Going forward, we will receive a percentage of merchandise sales from Fanatics for the right to operate at our properties. Food, Beverage and Merchandise revenue and expense will also continue to include concessions and catering businesses we operate.
After considering the aforementioned business changes, for fiscal 2016, we anticipate total revenues to range between $660.0 million and $670.0 million. We expect revenue related to admissions, food, beverage and merchandise to increase approximately 3.0 percent to 4.0 percent, and corporate sales to increase approximately 15.0 percent to 16.0 percent. Contributing significantly to these increases are the contributions from DAYTONA Rising. Broadcast rights for NASCAR’s top three racing series are expected to increase approximately 3.1 percent to approximately $322.0 million. Partially impacting anticipated results is the elimination of one NASCAR Xfinity race at Chicagoland Speedway, offset by increases related to two new music festivals at Daytona and Talladega.
We expect certain expense increases for the year, including an approximate 3.5 percent increase in NASCAR's Event Management Fees, resulting from an approximate 3.1 percent increase in broadcast revenue and an approximate 4.0 percent increase from recently contracted five-year sanction agreements, partially offset by the previously discussed discontinued Xfinity event at Chicagoland. Also, contributing to the increase in operating expenses is an approximately 2.3 percent net increase to motorsports and general and administrative expenses, primarily personnel related costs, strategic spend supporting consumer marketing initiatives, and the aforementioned operating expenses associated with the opening of DAYTONA Rising. We continue to invest in strategies that target the younger demographics and social media, as well as improving the guest experience at live events, including enhanced data connectivity and multi-media content distribution on mobile devices and high-definition video screens.
As a result, we currently expect our fiscal 2016 non-GAAP EBITDA to be between $215.0 million and $225.0 million, and EBITDA margin to range between 32.5 percent and 33.5 percent of total revenues. This compares to fiscal 2015 EBITDA and margin of approximately $197.8 million and 30.6 percent, respectively. Depreciation and amortization expense is expected to be approximately $100.0 million to $105.0 million, on a non-GAAP basis, which includes an incremental approximately $15.0 million to $16.0 million related to assets placed in service for DAYTONA Rising. We currently expect our 2016 operating margin to range between 16.5 percent and 18.0 percent of total revenues, on a non-GAAP basis. Our non-GAAP effective tax rate in 2015 will be approximately 38.5 percent to 39.0 percent.
We expect our fiscal 2016 cash distributions from the casino joint venture will be approximately $27.0 million to $28.0 million. Equity income from the casino is expected to be approximately $14.5 million to $15.5 million for the year.

International Speedway Corporation - 4Q and Full-Year Fiscal 2015 Financial Results I 15

As previously mentioned, for 2016, we are targeting a payout of approximately $50.0 million in return of capital to shareholders through a combination of dividends and stock repurchase.
Based on all of the above assumptions, we expect fiscal 2016 non-GAAP earnings to be between $1.45 and $1.60 per diluted share. From an earnings perspective the fourth quarter will be our most significant, followed by the first, second and third quarters, respectively. DAYTONA Rising will have a significant impact on first quarter, and to a lesser extent third quarter, revenues and EBITDA.
Our fiscal 2016 non-GAAP earnings per share guidance excludes approximately $1.2 million of non-capitalized costs attributable to the completion of the DAYTONA Rising project, partially offset by approximately $0.4 million in capitalized interest expense. Also excluded are potential non-capitalized costs or charges that could be recognized related to our ONE DAYTONA development, start up and/or financing costs should our Hollywood Casino at Kansas Speedway joint venture pursue construction of an adjacent hotel, any costs related to legal settlements; gain or loss on sale of fixed assets; and accelerated depreciation and future loss on retirements or relocation of certain long-lived assets which could be recorded as part of capital improvements other than DAYTONA Rising resulting in removal of assets prior to the end of their actual useful life.
Event Schedule

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter		Full Fiscal Year
Series Name	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
NASCAR Sprint Cup	3	3	6	6	4	4	8	8	21	21
NASCAR Xfinity	1	1	4	4	3	4	6	6	14	15
NASCAR Camping World	1	1	2	2	1	1	5	5	9	9
IndyCar Series	0	0	1	0	0	1	0	0	1	1
ARCA Racing Series	1	1	1	1	1	2	2	1	5	5
IMSA Weather Tech SportsCar Championship Series	1	1	0	0	1	1	0	0	2	2
AMA Superbike/Supercross	0	0	1	1	0	0	0	0	1	1
	7	7	15	14	10	13	21	20	53	54

NASCAR Xfinity Series and ARCA Racing Series
The NASCAR Xfinity Series at Chicagoland Speedway previously held in the third quarter of fiscal 2015 will not be held in fiscal 2016. The ARCA Racing Series event at Chicagoland Speedway will move to the fourth quarter fiscal 2016, accompanying the NASCAR Sprint Cup Weekend.
IndyCar Series
IndyCar will be held at Phoenix International Raceway in the second quarter of fiscal 2016, this event was held in at Auto Club Speedway in California in the third quarter of fiscal 2015.
In closing, Ms. France Kennedy stated, "We maintain a solid financial position, developed over many years, that affords us the ability to follow our disciplined capital allocation strategy and maintain our leadership position in the motorsports industry. As promised, we have delivered DAYTONA Rising on time, on budget and on track to

International Speedway Corporation - 4Q and Full-Year Fiscal 2015 Financial Results I 16

meet incremental revenue and EBITDA commitments. For the future, we are well positioned to balance the strategic capital needs of our business with returning capital to our shareholders."
Conference Call Details
The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 55810739.
A live Webcast will also be available at that time on the Company's Web site, www.internationalspeedwaycorporation.com, under the “Investor Relations” section. A replay will be available two hours after the end of the call through midnight Tuesday, February 9, 2016. To access, dial (855) 859-2056 and enter the code 55810739, or visit the “Investor Relations” section of the Company's Web site.
International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.
The Company also owns and operates Motor Racing NetworkSM, the nation's largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, and food and beverage concessions. In addition, the Company has a 50.0 percent interest in the Hollywood Casino at Kansas Speedway. For more information, visit the Company's Web site at www.internationalspeedwaycorporation.com.
Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

International Speedway Corporation - 4Q and Full-Year Fiscal 2015 Financial Results I 17

Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended		Year Ended
	November 30, 2014	November 30, 2015	November 30, 2014	November 30, 2015
	(Unaudited)
REVENUES:
Admissions, net	$37,667	$42,312	$129,688	$130,154
Motorsports and other event related	138,134	162,695	433,738	451,838
Food, beverage and merchandise	19,447	10,452	72,880	47,282
Other	4,505	3,859	15,630	16,096
	199,753	219,318	651,936	645,370
EXPENSES:
Direct:
NASCAR event management fees	53,761	63,819	162,988	167,841
Motorsports and other event related	36,421	39,018	128,229	131,109
Food, beverage and merchandise	16,177	7,813	58,265	38,484
General and administrative	28,358	30,635	108,563	111,617
Depreciation and amortization	22,353	21,737	90,352	94,727
Losses on retirements of long-lived assets	2,845	4,389	10,148	16,015
	159,915	167,411	558,545	559,793
Operating income	39,838	51,907	93,391	85,577
Interest income	2,005	72	2,107	157
Interest expense	(1,386)	(2,844)	(9,182)	(9,582)
Other	3	109	5,380	730
Equity in net income from equity investments	2,172	2,828	8,916	14,060
Income before income taxes	42,632	52,072	100,612	90,942
Income taxes	16,808	19,790	33,233	34,308
Net income	$25,824	$32,282	$67,379	$56,634

Dividends per share	$—	$—	$0.24	$0.26
Earnings per share:
Basic and diluted	$0.55	$0.69	$1.45	$1.21

Basic weighted average shares outstanding	46,592,816	46,649,980	46,559,232	46,621,211

Diluted weighted average shares outstanding	46,606,009	46,664,753	46,573,038	46,635,830

Comprehensive income	$25,989	$32,447	$68,036	$57,292

International Speedway Corporation - 4Q and Full-Year Fiscal 2015 Financial Results I 18

Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	November 30, 2014	November 30, 2015
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$158,847	$160,548
Receivables, less allowance	27,598	42,112
Inventories	4,030	1,639
Income taxes receivable	6,202	572
Deferred income taxes	2,789	—
Prepaid expenses and other current assets	8,099	60,673
Total Current Assets	207,565	265,544

Property and Equipment, net	1,381,190	1,448,964
Other Assets:
Equity investments	122,565	103,249
Intangible assets, net	178,629	178,626
Goodwill	118,791	118,791
Other	68,911	7,025
	488,896	407,691
Total Assets	$2,077,651	$2,122,199
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$3,435	$3,408
Accounts payable	41,491	56,968
Deferred income	33,043	38,243
Other current liabilities	18,813	20,344
Total Current Liabilities	96,782	118,963

Long-Term Debt	268,311	264,964
Deferred Income Taxes	354,276	336,232
Long-Term Deferred Income	9,548	6,969
Other Long-Term Liabilities	2,302	1,856
Commitments and Contingencies	—	—
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized	262	263
Class B Common Stock, $.01 par value, 40,000,000 shares authorized	200	199
Additional paid-in capital	447,518	449,136
Retained earnings	902,433	946,940
Accumulated other comprehensive loss	(3,981)	(3,323)
Total Shareholders’ Equity	1,346,432	1,393,215
Total Liabilities and Shareholders’ Equity	$2,077,651	$2,122,199

International Speedway Corporation - 4Q and Full-Year Fiscal 2015 Financial Results I 19

Consolidated Statements of Cash Flows
(In Thousands)

	Year Ended
	November 30, 2014	November 30, 2015
	(Unaudited)
OPERATING ACTIVITIES
Net income	$67,379	$56,634
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on assumption of controlling interest in equity investee	(5,447)	—
Depreciation and amortization	90,352	94,727
Stock-based compensation	2,826	2,944
Amortization of financing costs	1,779	1,787
Interest received on Staten Island note receivable	5,087	4,648
Deferred income taxes	(12,346)	(15,678)
Income from equity investments	(8,916)	(14,060)
Distribution from equity investee	10,076	15,209
Losses on retirements of long-lived assets, non-cash	2,644	3,490
Other, net	380	(702)
Changes in operating assets and liabilities
Receivables, net	(1,776)	(14,514)
Inventories, prepaid expenses and other assets	1,977	4,466
Accounts payable and other liabilities	(517)	5,128
Deferred income	(1,692)	2,621
Income taxes	11,041	5,287
Net cash provided by operating activities	162,847	151,987
INVESTING ACTIVITIES
Capital expenditures	(183,936)	(155,016)
Distribution from equity investee and affiliate	11,924	16,841
Equity investments and advances to affiliate	(1,322)	—
Proceeds from sale of Staten Island property	6,100	—
Proceeds from sale of assets	—	4,442
Cash included in assumption of ownership interest in equity investee	4,686	—
Other, net	32	(5)
Net cash used in investing activities	(162,516)	(133,738)
FINANCING ACTIVITIES
Payment of long-term debt	(2,807)	(3,437)
Cash dividends paid	(11,181)	(12,127)
Reacquisition of previously issued common stock	(323)	(984)
Net cash used in financing activities	(14,311)	(16,548)
Net (decrease) increase in cash and cash equivalents	(13,980)	1,701
Cash and cash equivalents at beginning of year	172,827	158,847
Cash and cash equivalents at end of year	$158,847	$160,548

International Speedway Corporation - 4Q and Full-Year Fiscal 2015 Financial Results I 20